Exhibit 99.1
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      STAAR SURGICAL PROVIDES PRELIMINARY THIRD QUARTER REVENUE ESTIMATE
                      U.S. Sales Increase Year-Over-Year

      MONROVIA, Calif., Oct. 9 -- STAAR Surgical Company, (Nasdaq: STAA) today announced that revenue for the third quarter ended October 3, 2003 was approximately $11.9 million, a 7% increase over the third quarter of 2002. Total U.S. sales for the third quarter of 2003 increased by approximately 5% compared with the third quarter of 2002. The Company reported that U.S. intraocular lens (IOL) sales for the period increased approximately 1.3% over the same period one year ago and international Implantable Contact Lens(TM) (ICL(R)) sales continued their upward trend, increasing approximately 15.5% from the third quarter of last year. International IOL sales increased approximately 3.4% from third quarter 2002 levels. As previously anticipated, the Company expects to report a net loss for the quarter. The third quarter final results will be issued at the close of market on Thursday, October 30, 2003.

      "Our U.S. IOL sales performance during the third quarter validates our belief that the Company has the ability, over time, to regain this product line's historic U.S. market share," said David Bailey, President and CEO. "Collamer(R) and Toric IOL third quarter sales grew three percent sequentially; this is particularly encouraging as the third quarter is historically the weakest quarter of the year in the cataract business. Compared with the third quarter of 2002, U.S. Collamer IOL sales increased 27% and Toric IOL sales increased 12%. We previously communicated to shareholders that the U.S. sales decline would be halted in the second half of 2003. With our third quarter performance, we have executed on this promise. We believe we have the opportunity to improve upon the third quarter performance as we continue to introduce new enhancements to our lens delivery systems both in the U.S. and Europe. Our ICL sales in international markets, which continued to improve during the third quarter, are also likely to be positively impacted going forward by the highly favorable FDA Panel recommendation issued on October 3, 2003," concluded Mr. Bailey.

      STAAR Surgical will host a conference today at 8:30 AM EST to discuss the positive outcome of the U.S. Food and Drug Administration's (FDA) Ophthalmic Devices Panel of the Center for Devices and Radiological Health
(CDRH) panel meeting held last Friday, October 3, 2003 and preliminary third quarter 2003 results. The dial-in number for the conference call is 800-240-2134 for domestic participants and 303-262-2050 for international participants.

      A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through 9:00 p.m. EST on Thursday, October 16, 2003 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using passcode 555652#. To access the live webcast of the call, go to STAAR Surgical's website at www.staar.com. An archived webcast will also be available at www.staar.com.

STAAR Surgical Third Quarter Conference Call

      The Company will release full financial results for the third quarter ended October 3, 2003 on Thursday, October 30, 2003 at 4:00 p.m. EST. The Company will host a conference call and webcast on Thursday, October 30, 2003 at 4:30 p.m. EST to discuss the Company's full third quarter results and current corporate developments. The dial in number for the conference call is 800-240-4186 for domestic participants and 303-262-2050 for international participants.

      A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through 9:00 p.m. EST on Saturday, November 1, 2003 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using passcode 555304#. To access the live webcast of the call, go to STAAR Surgical's website at www.staar.com. An archived webcast will also be available at www.staar.com

About STAAR Surgical

      STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR's products are used by ophthalmic surgeons and include the revolutionary Implantable Contact Lens as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR's ICL has received CE Marking for sales in the countries comprising the European Union, is approved for sale in 37 countries and has been implanted in more than 30,000 eyes worldwide.

Safe Harbor

      All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general domestic and international economic conditions, and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company's reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation and does not intend to update these forward-looking statements.

      Contact: investors, Douglas Sherk, +1-415-896-6818, or Jennifer Cohn, 415-896-6817, or media, Sheryl Seapy, 415-272-3323, all of EVC Group, for STAAR Surgical Company.